                                                                      EXHIBIT 12

                                  MAXXAM INC.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

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                                    YEARS ENDED DECEMBER 31,
                              ----------------------------------------
                               1995    1994     1993     1992    1991
                              ------  -------  -------  ------  ------
                                        (IN MILLIONS OF DOLLARS)
Earnings are calculated as
 follows:
  Income (loss) before income
   taxes, minority interests,
   extraordinary item and
   cumulative effect of
   changes in accounting
   principles................ $ 94.5  $(171.8) $(211.4) $(13.2) $ 67.4
  Add (deduct):
    Fixed charges as calcu-
     lated
     below...................  216.3    225.2    210.8   215.1   227.7
    Capitalized interest, in-
     cluded in fixed
     charges.................   (2.8)    (3.0)    (4.3)   (5.2)   (5.1)
    Preferred stock dividend
     requirements of subsidi-
     aries, included in fixed
     charges.................  (21.7)   (35.6)   (10.9)   (4.6)   (2.0)
                              ------  -------  -------  ------  ------
                              $286.3  $  14.8  $ (15.8) $192.1  $288.0
                              ======  =======  =======  ======  ======
Fixed charges are calculated
 as follows:
  Interest expense...........  172.7  $ 167.3  $ 169.5  $181.8  $198.8
  Amortization of deferred
   financing costs...........    8.6      9.6     15.6    13.8    12.1
  Capitalized interest.......    2.8      3.0      4.3     5.2     5.1
  Interest component of
   rental expense............   10.5      9.7     10.5     9.7     9.7
  Preferred stock dividend
   requirements of
   subsidiaries..............   21.7     35.6     10.9     4.6     2.0
                              ------  -------  -------  ------  ------
                              $216.3  $ 225.2  $ 210.8  $215.1  $227.7
                              ======  =======  =======  ======  ======
Ratio of earnings to fixed
 charges.....................   1.3x                              1.3x
                              ======                            ======
Fixed charge coverage
 deficiency..................         $(210.4) $(226.6) $(23.0)
                                      =======  =======  ======
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